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EXHIBIT 16.1


June 29, 2006


Securities and Exchange Commission
Office of the Chief Accountant
Washington, DC 20549

Commissioners:


We have read the statements made by MKA Capital, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of MKA Capital, Inc.'s Form 8-K report dated June 20, 2006. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

Very truly yours,

/s/ Russell Bedford Stefanou Mirchandani LLP